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                           [ITT Letterhead]


DATE:       November 6, 1997
CONTACTS:   Jim Gallagher               George Sard/David Reno
TELEPHONE:  212-258-1261                Sard Verbinnen & Co.
                                        212-687-8080

                         FOR IMMEDIATE RELEASE

    ITT BOARD SAYS IT IS UNANIMOUSLY COMMITTED TO MAXIMIZING VALUE
                FOR ITT STOCKHOLDERS IN AUCTION PROCESS

     NEW YORK, NY, November 6, 1997 -- ITT Corporation (NYSE:ITT) announced today that the ITT Board has unanimously confirmed its absolute commitment to sell ITT and has concluded that stockholder value will be maximized by allowing the competition between Starwood Lodging and Hilton Hotels to continue.
     The Board has exercised its right under the Starwood merger agreement to hold discussions with Hilton about its bid. Discussions with both Hilton and Starwood are continuing. ITT remains a party to the Starwood merger agreement, will comply with all of its obligations under this agreement and is not modifying its prior recommendation pending further developments.
     The Board recognizes it will be held accountable to stockholders for the way it conducts the auction of ITT. Accordingly, it voted to hold ITT's 1998 Annual Meeting, if needed, by March 1998, and to apply all advance notification requirements to permit an election contest. ITT will also call a Special Meeting if requested by 10% of ITT stockholders between December 15, 1997, and the March 1998 Annual Meeting.
     Paul Kirk, an independent ITT director since 1989, said, "We expect the 1998 Annual Meeting will never occur because the sale of ITT will have closed, but we want our stockholders to know they will have an early opportunity to vote again if necessary."

     "Under the present circumstances, the Board does not believe--and thinks ITT stockholders do not believe--that either Hilton or Starwood has put forth their best and final bid. We will scrupulously fulfill our fiduciary duty to treat all bidders fairly in the auction for ITT and to secure the highest available price for ITT stockholders," said Kirk.
     "The ITT Board is running a bidding process that has already created more than $3 billion of additional value for ITT stockholders," said Rand V. Araskog, Chairman and Chief Executive of ITT. "Although the Board believes the end stage of the auction is approaching, it does not believe November 12 is necessarily the right cut-off date for the auction. Particularly in light of its resolve to sell ITT to the highest bidder, the Board does not believe the Annual Meeting should be viewed as a referendum on the two current offers for ITT. This Meeting is simply a mechanism for ITT stockholders to decide which Board they want to continue to conduct the auction. If reelected, ITT's Board will continue to seek maximum value for stockholders and will consider only economics as it weighs the competing bids," said Araskog.
     Kirk said, "The only people interested in a premature end to the bidding are Hilton's nominees. ITT's Board has long believed that an important part of Hilton's initial strategy to buy ITT cheaply was to stampede stockholders into a premature decision. We don't think ITT's stockholders should now want one of the bidders to conduct the auction. This Board is absolutely dedicated to selling ITT and to achieving the best value for ITT stockholders."

                                - ITT -